POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (October 31, 2019) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) declared a quarterly cash dividend of $0.55 per share. The dividend will be payable on November 27, 2019 to holders of record on November 14, 2019.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 370 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com